UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

HEALTHCARE REALTY TRUST INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each Class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 4, 2011
Dear Healthcare Realty Trust Shareholder:
     The Board of Directors has recommended that shareholders vote “FOR” approval, on a non-binding advisory basis, of ITEM 3: the resolution approving compensation of the Company’s named executive officers as set forth in the Company’s 2011 proxy statement (i.e., the “Say on Pay” resolution).
     Independent proxy advisory firm Glass Lewis & Co. recommends a vote “FOR” the Say on Pay proposal. ISS Proxy Advisory Services (“ISS”) has recommended a vote against the resolution premised on basic math errors and the inclusion of a non-cash, actuarially projected pension value increase in its calculation of the compensation of our Chief Executive Officer, David R. Emery. We strongly disagree with ISS’s recommendation.
     Mr. Emery’s total compensation in 2010 was $1,713,000, or only 55.6% of ISS’s peer group median, after deducting the non-cash, actuarially projected pension value increase. Even including the non-cash change in pension value as part of total compensation, Mr. Emery’s 2010 total is 39.8% lower than the total reported for him in 2008 and only 5.1% above ISS’s peer group median for 2010.
     ISS can’t add
      ISS constructs its own peer group (which includes no health care REITs) for purposes of comparing Mr. Emery’s compensation to a median level. ISS then misrepresents the median compensation for CEOs in its peer group as follows:

	Median compensation
	for CEO Peer Group
Base salary	$600,000
Deferred comp & pension	$0
All other compensation	$57,000
Bonus	$0
Non-equity incentives	$871,000
Restricted stock	$877,000
Stock options	$675,000

Total	$2,692,000	[1]
     Correct addition of that column of numbers results in a CEO peer group median of $3,080,000, not $2,692,000 (a 12.6% error).

[1]	ISS 2011 proxy report, Healthcare Realty Trust Incorporated, page 10

     ISS treats an actuarial estimate just like cash received
     ISS then compares this erroneous peer group median to Mr. Emery’s reported compensation for 2010, as follows:

Base salary	$1,360,000
Deferred comp & pension	$1,524,000
All other compensation	$137,000
Bonus	$0
Non-equity incentives	$0
Restricted stock	$208,000
Stock options	$8,000	[2]

Total	$3,237,000
     ISS treats the non-cash, actuarially estimated change in pension value of $1,524,000 (listed in deferred comp & pension above) just as if it were cash, stock, or some other form of tangible property. However, no portion of the change in pension value was received by Mr. Emery in cash or any other form. As disclosed in our CD&A, Mr. Emery has not retired, and it is uncertain when he will begin receiving benefits under the Executive Retirement Plan.
     Deducting the change in pension value, Mr. Emery’s total compensation in 2010 was $1,713,000, or 55.6% of ISS’s peer group median. Even if you follow ISS’s flawed methodology and include the change in pension value as part of Mr. Emery’s total compensation, Mr. Emery’s 2010 total is 39.8% lower than the total reported for him in 2008 and only 5.1% above ISS’s peer group median for 2010.
     HR’s total shareholder return exceeds Russell 3000
     As for HR’s performance, ISS concludes that HR’s total shareholder return was 4.77% better than the total shareholder return of the companies in the Russell 3000 index over a three-year period and was only 0.31% behind Russell 3000 companies over a five year period. As described in our proxy statement, the Company’s policy is to set base compensation for its named executive officers for a three year period.
     HR’s compensation policies have clearly not produced outsized payouts of cash, stock, or other compensation to Mr. Emery or HR’s other named executive officers.
     We urge you to vote “FOR” the Say on Pay proposal (Item 3 on the proxy card).

[2]	Another ISS error. Option awards for Mr. Emery were reported as $7,007 in HR’s summary compensation table. See HR’s 2011 proxy statement, page 26.